EXHIBIT 2.1

                         AGREEMENT AND PLAN OF MERGER

                                     AMONG

                      THE NATIONAL SOLVENT EXCHANGE CORP.

                                US LIQUIDS INC.

                                      AND

                             NS ACQUISITION CORP.

                                APRIL 15, 1998

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                         AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April ___, 1998, by and among The National Solvent Exchange Corp., a Georgia corporation ("NSE"), US Liquids Inc., a Delaware corporation ("USL"), NS Acquisition Corp., a Georgia corporation ("NSAC"), Ronald T. Calloway and Maxwell R. Calloway. Ronald T. Calloway and Maxwell R. Calloway are hereinafter sometimes individually referred to as "Shareholder" and collectively as "Shareholders".

                             W I T N E S S E T H:

      WHEREAS, USL directly owns all of the issued and outstanding stock of NSAC;

      WHEREAS, the Boards of Directors of each of NSE, USL, and NSAC (i) have approved the merger of NSE with and into NSAC upon the terms and conditions set forth herein and (ii) deem such merger to be in the best interests of their respective shareholders;

      WHEREAS, Ronald T. Calloway and Maxwell R. Calloway are the sole shareholders of NSE;

      WHEREAS, USL, NSAC, Ronald Calloway and Maxwell Calloway desire to make certain representations, warranties and agreements in connection with such merger; and

      WHEREAS, it is the express intention of NSE, USL, and NSAC that the merger constitute a tax-free reorganization for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code").

      NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and upon and subject to the terms and the conditions hereinafter set forth, the parties do hereby agree as follows:

                                  ARTICLE I.

                                  THE MERGER

      1.01 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.02), NSE shall be merged with and into NSAC in accordance with this Agreement and the separate corporate existence of NSE shall thereupon cease (the "Merger").

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NSAC shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in Section 14-2-1106 of the Georgia Business Corporation Code (the "GBCC").

      1.02 EFFECTIVE TIME. If all the conditions to the Merger set forth in
Article VII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article VIII, the consummation of the Merger (the "Closing") shall take place at 10:00 a.m. on April 15, 1998 in the offices of Long Aldridge & Norman LLP, One Peachtree Center, 303 Peachtree Street, Suite 5300, Atlanta, Georgia 30308, or on such other date at such other time and place as the parties shall agree (the "Closing Date"). The parties hereto shall cause a Certificate of Merger in the form of
EXHIBIT 1.02 hereto (the "Certificate of Merger") to be properly executed and filed with the Secretary of State of Georgia, on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time"). The cash portion (as defined in Section 2.01) shall be paid to the Shareholders upon the consummation of the Merger at the Closing

      1.03 CERTIFICATE OF INCORPORATION. The Articles of Incorporation of NSAC in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

      1.04 BYLAWS. The Bylaws of NSAC in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

                                  ARTICLE II.

                                THE CONVERSION

      2.01  CONVERSION OF SHARES.

            (a)At the Effective Time, each issued and outstanding share of NSE Common Stock ("NSE Stock") (collectively, the "Outstanding NSE Shares") shall, by virtue of the Merger and without any action on the part of the holder thereof (subject to the provisions for fractional shares set forth below), be converted into the right to receive its pro rata share of (i) $3,870,000 in cash (the "Cash Portion") and (ii) $4,730,000 in shares of USL common stock ("USL Common Stock") calculated using the average closing price thereof on the American Stock Exchange for a period of five consecutive trading days, being the tenth

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      trading day through the sixth trading day prior to the date of the Closing
      (the "Closing Price"); PROVIDED, HOWEVER, that should the Closing Date be subsequent to April 15, 1998, the amount of USL Common Stock to be delivered pursuant hereto shall be equivalent to the amount of USL Common Stock that would have been delivered had the Closing Date been April 15, 1998. Shares of USL Common Stock so issued of a value of $1,000,000 at the Closing Price shall bear a legend restricting their transfer or sale during the period ending one year from the Closing Date, and additional shares of USL Common Stock so issued of a value of $1,000,000 at the Closing Price shall bear a legend restricting their transfer or sale during the period ending two years from the Closing Date.

            (b)NSE has presented to USL a balance sheet dated as of March 27, 1998 (the "March Balance Sheet"), a copy of which is attached hereto as
      Exhibit 2.01(b). Prior to the Closing NSE shall distribute to its Shareholders the aggregate balance of NSE's checking and savings accounts as of the date of such distribution and/or use those funds as well as other funds to pay off or have cancelled the "Note Payable Fidelity Current", the "N/P - Ron Calloway" and the "Total Long Term Liabilities" (the latter three items also shown on the March Balance Sheet and aggregating $277,869.75). The excess of assets over liabilities of NSE as of the Closing Date shall be $591,977.85 (the "Net Positive Asset Amount"). One hundred twenty days from the Closing Date NSAC will present to the Shareholders a computation and description of the actual balance sheet as of the Closing Date prepared by NSAC's independent certified accounting firm consistent with the March Balance Sheet (provided, that the actual balance sheet will reflect inventory of NSE as of the Closing
      Date) and NSE's past practices (the "Closing Balance Sheet"). If the Closing Balance Sheet amount of assets exceeds liabilities by more than the Net Positive Asset Amount, NSAC shall pay such excess to the Shareholders (pro rata to their former share holdings in NSE) within five
      (5) days. If the Closing Balance Sheet assets exceed liabilities by less than the Net Positive Asset Amount, the Shareholders (pro rata to their former share holdings in NSE) shall pay such shortfall to NSAC within five
      (5) days. In the event the Shareholders disagree with the Closing Balance Sheet, the Shareholders shall so notify USL in writing within ten days following the Shareholders' receipt of the Closing Balance Sheet, and USL and the Shareholders agree to attempt to mutually resolve any dispute regarding the Closing Balance Sheet within 30 days after USL's receipt of the Shareholders' notice. In the event such dispute is not so resolved, the Shareholders and USL shall submit such matter to Vick & Co. of Atlanta, Georgia within 45 days after USL's receipt of the Shareholders' notice, and upon submission of such matter to Vick & Co., such firm shall act as the final arbitrator of such dispute and shall issue its decision as to how the Closing Balance Sheet shall be presented and how such dispute shall be resolved. Any such decision by Vick & Co. shall be final and

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      binding upon USL and the Shareholders and any other party hereto. The fees and costs of Vick & Co. shall be payable one-half by USL and one-half by the Shareholders.

      2.02 SURRENDER OF CERTIFICATES. No later than three days after the Effective Time, each holder of a certificate or certificates previously representing Outstanding NSE Shares ("NSE Certificates") shall receive a certificate or certificates representing the number of whole shares of USL Common Stock into which the shares represented by the holder's NSE Certificate(s) shall have been converted and a cash payment as provided for in
Section 2.01 and Section 2.03. Notwithstanding the foregoing, no holder of any NSE Certificate(s) shall receive any certificates representing USL Common Stock or cash until surrender of the holder's NSE Certificate(s) to NSAC. After the Effective Time, each NSE Certificate representing shares converted into the right to receive USL Common Stock pursuant to Section 2.01 shall represent ownership of the number of shares of USL Common Stock which the holder of the NSE Certificate shall be entitled to receive. Whenever a dividend is declared by USL on USL Common Stock after the Effective Time, the declaration shall include dividends on all shares issued and outstanding, including those with respect to which no certificates have been delivered hereunder; provided, however, no distribution of such dividends shall be required to be made to any holder of NSE Certificates until the NSE Certificate(s) representing such shares shall have been delivered by the person, firm, trust, estate, corporation, or business organization ("Person") entitled to such dividend. Upon delivery of such NSE Certificate(s), or as soon as practicable thereafter, such Person shall receive from USL an amount equal to all dividends (without interest thereon and less the amount of taxes, if any, required to be withheld or paid thereon by USL) on the shares of USL Common Stock formerly represented by the surrendered NSE Certificate(s), which shall have been declared or paid between the Effective Time and the date of delivery of such NSE Certificate(s).

      2.03 NO FRACTIONAL SHARES. All fractional shares of USL Common Stock to which a holder of Outstanding NSE Shares would otherwise be entitled at the Effective Time shall be aggregated. If a fractional share shall result from such aggregation, no certificate or scrip of any kind shall be issued by USL in respect of such fractional interest, but such holder of Outstanding NSE Shares shall be entitled to receive a cash payment equal to such fraction multiplied by the Closing Price.

      2.04 TITLE TO ASSETS AND RESPONSIBILITY FOR LIABILITIES. At the Effective Time, the title to all real estate and other property owned by NSE shall be vested in NSAC, as the corporation surviving the Merger, without any further act or deed, and NSAC shall be responsible and liable for all the liabilities of NSE.

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                                 ARTICLE III.

                      REPRESENTATIONS AND WARRANTIES OF
                             THE NSE SHAREHOLDERS

      Each of Ronald T. Calloway and Maxwell R. Calloway, jointly and severally, hereby represents and warrants as of the date hereof to USL and NSAC as follows:

      3.01  ORGANIZATION AND AUTHORIZATION.

            (a)NSE is a corporation duly organized, validly existing and in good standing under the laws of the state of Georgia, and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets. NSE is duly qualified and in good standing in every state of the United States in which the conduct of its business or the ownership of its properties and assets requires it to be so qualified. NSE has heretofore delivered or made available to USL and NSAC accurate and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, of NSE.

            (b)There is no entity in which NSE owns, or will own prior to the Closing, fifty percent (50%) or more of the outstanding equity, directly or indirectly, and the equity interest that is owned by NSE in any other entity (an "Entity") is set forth in SCHEDULE 3.01(B). Except as noted on
      SCHEDULE 3.01(B), NSE's ownership interest in each Entity is owned by NSE, directly or indirectly, free and clear of all liens, restrictions, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions of any kind, with no defects of title whatsoever. NSE has full power, right and authority to vote all of the shares of each Entity. NSE is not a party to or bound by any agreement affecting or relating to its right to transfer or vote the shares of an Entity.

            (c)NSE has the corporate right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, subject to the approval and adoption of this Agreement by the shareholders of NSE in accordance with the GBCC and the Articles of Incorporation and Bylaws of NSE. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by NSE's Board of Directors. This Agreement has been duly and validly executed and delivered by NSE and, subject to the approval and

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      adoption of this Agreement by the shareholders of NSE in accordance with the GBCC and the Articles of Incorporation and Bylaws of NSE, constitutes NSE's legal, valid and binding obligation, enforceable in accordance with its terms, subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or similar laws affecting the rights of creditors and (ii) general principles of equity.

      3.02 CAPITALIZATION. The authorized capital stock of NSE consists of 10,000 shares of NSE common stock ("NSE Common Stock"). As of the date of this Agreement, 6,400 shares of NSE common stock were issued and outstanding. No other capital stock of NSE is authorized or issued. All of such issued and outstanding shares of NSE common stock are validly issued, fully paid and nonassessable. There are no shares of capital stock held in the treasury of NSE.

      3.03 ABSENCE OF OTHER CLAIMS. Except as set forth on SCHEDULE 3.03, there are not outstanding, nor is NSE bound by, any subscriptions, options, preemptive rights, warrants, calls, commitments or agreements or rights of any character requiring NSE to issue or entitling any person or entity to acquire any additional shares of capital stock or any other equity security of NSE, including any right of conversion or exchange under any outstanding security or other instrument, and NSE is not obligated to issue or transfer any shares of its capital stock for any purpose. Except as set forth on SCHEDULE 3.03, there are no outstanding obligations of NSE to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of NSE.

      3.04 FINANCIAL STATEMENTS. The balance sheets of NSE as of December 31, 1995, 1996, and 1997 (collectively, the "Balance Sheets") and the related statements of income, retained earnings and cash flows for the years then ended, including the footnotes thereto, certified by McClellan & Randolph, CPAs, P.C., NSE's independent certified public accountants, for the years ended December 31, 1995, 1996 and 1997, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved and present fairly the financial position in all material respects of NSE and the results of its operations for the periods then ended.

      3.05 NO UNDISCLOSED LIABILITIES. Except as shown on the Balance Sheets or
SCHEDULE 3.05, as of the dates of the Balance Sheets, NSE had no material liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise, which under GAAP would be required to be set forth in the Balance Sheets and the March Balance Sheet, except for current liabilities incurred in the ordinary course of business since the respective dates thereof. Since December 31, 1997, NSE has not incurred any material liability or obligation, except for (x) liabilities and obligations incurred by NSE in the ordinary course of its business consistent with past practice or as reflected on SCHEDULE 3.05.

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      3.06 NO VIOLATION OF LAW. NSE is not nor has been nor will be (by virtue of any past or present action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever) in material violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business.

      3.07  REAL PROPERTY.

            (a)SCHEDULE 3.07(A) sets forth a true, correct and complete schedule of all real property owned by NSE (the "NSE Real Property"). NSE is the owner of the title to the real property described on SCHEDULE 3.07(A) and to all of the buildings, structures, and other improvements located thereon free and clear of any mortgage, deed of trust, lien, pledge, security interest, claim, lease, charge, option, right of first refusal, easement, restrictive covenant, encroachment or other survey defect, encumbrance or other restriction or limitation except for matters shown on
      SCHEDULE 3.07(A) and taxes which are not yet due and payable (collectively, the "NSE Permitted Liens").

            (b)SCHEDULE 3.07(B) sets forth a true, correct and complete schedule of all material leases, subleases, licenses or other agreements under which NSE uses or occupies, or has the right to use or occupy, now or in the future, any real property or improvements thereon (the "NSE Real Property Leases"). Except for matters listed on SCHEDULE 3.07(B), NSE holds the leasehold estate under an interest in each NSE Real Property Lease free and clear of all material liens, encumbrances and other rights of occupancy. Except as set forth on SCHEDULE 3.07(B), all NSE Real Property Leases are valid and binding on the lessors thereunder in accordance with their respective terms and there is not under any such NSE Real Property Lease any existing default, or any condition, event, or act which with notice or lapse of time, or both, would constitute such a default.

      3.08 INDEBTEDNESS. SCHEDULE 3.08 sets forth a complete and accurate list and description of all instruments or other documents relating to any direct or indirect indebtedness for borrowed money of NSE, as well as other material indebtedness by way of lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit and all conditional sales contracts, chattel mortgages and other security arrangements with respect to personal property used or owned by NSE. NSE has made available to NSAC a true, correct and complete copy of each of the items listed on SCHEDULE 3.08.

      3.09 INTELLECTUAL PROPERTY. SCHEDULE 3.09 sets forth a complete and accurate list of all of NSE's registered trademarks, service marks, and patents, and trademark service mark copyrights and

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patent registration applications, and all permits, grants and licenses or other rights running to or from NSE relating to any of the foregoing that are material to the business of NSE taken as a whole. NSE owns, is licensed to use, or otherwise has the right to use all registered patents, trademarks, service marks, tradenames, copyrights and franchises set forth on SCHEDULE 3.11; NSE's rights in the property set forth on such list are free and clear of any liens or other encumbrances and NSE has not received written notice of any adversely-held patent, invention, trademark, servicemark or tradename of any other person, or notice of any charge or claim of any person, relating to such intellectual property, and to the Shareholders' knowledge there is no basis for any such charge or claim; and NSE and its predecessors, if any, have not conducted business at any time during the period beginning five years prior to the date hereof under any corporate, trade or fictitious names other than its current corporate name except as provided in SCHEDULE 3.09.

      3.10 EMPLOYEE BENEFITS. Except as described on SCHEDULE 3.10, the employees of NSE (the "NSE Employees") do not participate in any employee benefit plans, as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA") nor any other type of retirement, deferred compensation, insurance, bonus, medical, stock option or other plan (the "NSE Employee Benefit Plans"). None of the NSE Employees participate in a multiemployer plan (as defined in Section 3(37) of ERISA) which is subject to Title IV of ERISA. Except as otherwise described on SCHEDULE 3.10, the NSE Employee Benefit Plans are in material compliance with applicable local, state and federal laws, ordinances, regulations, orders, injunctions and decrees and any other requirement of any governmental body, agency or authority or court binding on it (including ERISA and the Internal Revenue Code of 1986, as amended). NSE has not received written notice that any of its assets are currently subject to a lien or other process under Title IV of ERISA, and except as described on SCHEDULE 3.10, it has not received written notice of any threatened or pending action related to the NSE Employee Benefit Plans by an employee or former employee, a plan participant, the Department of Labor, Internal Revenue Service or Pension Benefit Guaranty Corporation or any other party other than a routine claim for benefits. Any group health plan maintained by NSE covering any employee or former employee has been administered in all material respects in compliance with the health care continuation coverage provisions of the Omnibus Budget Reconciliation Act of 1985.

      3.11 LITIGATION. SCHEDULE 3.13(A)(I) sets forth all litigation, claims, suits, actions, known investigations, indictments, informations, proceedings, arbitrations, grievances or other procedures (including known grand jury investigations, actions or proceedings, and product liability and workers' compensation suits, actions or proceedings) (collectively, "NSE Claims") pending, or to the knowledge of the Shareholders, threatened, before any court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury, or any other forum for the resolution of grievances, against NSE or involving any of its property

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or business which would have a material adverse effect upon NSE, and (ii)
indicates which of such matters are being defended by an insurance carrier, and which of the matters being so defended are being defended under a reservation of rights. Further, except as set forth on SCHEDULE 3.11(B), there are no material judgments, orders, writs, injunctions, decrees, plea agreements, stipulations or awards (whether rendered by a court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury or any other forum for the resolution of grievances) against or relating to NSE or involving any of its property or business. NSE has made available to USL true, correct and complete copies of pleadings, briefs and other documents filed in each NSE Claim listed on SCHEDULE 3.11(A), and the material judgments, orders, writs, injunctions, decrees, plea agreements, stipulations and awards listed in said Schedule.

      3.12 COLLECTIVE BARGAINING. Except as set forth on SCHEDULE 3.12, there are no labor contracts, collective bargaining agreements, letters of understanding or other arrangements, formal or informal, with any union or labor organization covering any of NSE's employees and none of said employees are represented by any union or labor organization. NSE has made available to NSAC a true, correct and complete copy of each agreement listed on SCHEDULE 3.12.

      3.13 LABOR DISPUTES. NSE is not nor has been nor will be (by virtue of any past or present action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever) in material violation of any federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. NSE is not nor has been engaged in any unfair labor practice, and no unfair labor practice complaint against NSE is pending before the National Labor Relations Board. The Shareholders do not know or have reason to know of any labor strike or other labor action actually pending, being threatened against, or affecting NSE. To the Shareholders' knowledge, there have not been, nor are there presently, any attempts to organize non-union employees, nor are there plans for any such attempts.

      3.14  ENVIRONMENTAL REQUIREMENTS.

            (a)DEFINITIONS. For purposes of this Agreement, the following definitions apply:

               (i) The term "Environmental Claims" means any and all
            administrative, regulatory or judicial actions or proceedings relating to the Release (as defined in (iv) below) or alleged Release into the environment of any Hazardous Material (as defined in (iii) below) on or at the NSE Real Property ("Claims"), including, without limitation, Claims by any governmental or regulatory authority or by any third party or other person for enforcement, mitigation, cleanup, removal, response, remediation or other actions for damages, fines, penalties, contribution, indemnification, cost recovery,

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            compensation or injunctive or declaratory relief pursuant to any
            Environmental Law (as defined in (ii) below).

               (ii)The term "Environmental Laws" means all federal and state laws, rules and regulations relating to the regulation or protection of human health, safety, natural resources or the environment and applicable to the business of NSE, including but not limited to the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901, ET SEQ., as amended; the Comprehensive Environmental Response, Compensation & Liability Act of 1980, 42 U.S.C. ss. 9601, ET SEQ., as amended; the Clean Water Act, 33 U.S.C. ss.1251, ET SEQ., as amended; the Clean Air Act, 42 U.S.C. ss.7401, ET SEQ., as amended; the Toxic Substances Control Act, 15 U.S.C. ss.2601, ET SEQ., as amended; and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss.136, ET SEQ., as amended.

               (iii)The term "Hazardous Materials" means any substance or material that is included within the definition of a "hazardous substance," "hazardous waste," "hazardous constituent," "hazardous material," "hazardous chemical" or "extremely hazardous substance" contained in the Environmental Laws.

               (iv)The term "Release" means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Materials).

            (b)NSE'S PREMISES. Except as disclosed in SCHEDULE 3.14, to the Shareholders' knowledge, during NSE's ownership and operation of its business, there have been no Releases of Hazardous Materials on the NSE Real Property or the property subject to NSE Real Property Leases nor are there any material pending Environmental Claims against or relating to the business of NSE or any NSE Subsidiary.

      3.15 REQUIRED LICENSES AND PERMITS. NSE has all licenses, permits or other authorizations of governmental authorities necessary for the conduct of its business. A correct and complete list of all such licenses, permits and other authorizations is set forth on SCHEDULE 3.15. NSE has made available to NSAC true, correct and complete copies of all written licenses and permits listed on
SCHEDULE 3.15.

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      3.16 INSURANCE POLICIES. Except as set forth on SCHEDULE 3.16, since April
1, 1996, neither NSE n has received notice of default under, or intended cancellation or renewal of, any material policies of insurance which insure the properties, business or liability of NSE .

      3.17  CONTRACTS AND COMMITMENTS.

            (a)All contracts of NSE ("Contracts") are valid and binding and are in full force and effect and enforceable in accordance with their respective terms. Except as set forth in SCHEDULE 3.17(A), 3.18 or 3.19,
      (i) no approval or consent of, or notice to any person is needed in order to ensure that such Contracts shall continue in full force and effect in accordance with their respective terms without penalty, acceleration or rights of early termination following the consummation of the transactions contemplated by this Agreement, and (ii) NSE is not in violation or breach of or default under any such Contract, nor to the Shareholders' knowledge is any other party to any such Contract in violation or breach or default under any such Contract.

            (b) SCHEDULE 3.17(B) sets forth a list of all contracts between NSE and any of the following: (i) any officers, directors or employees of NSE, and (ii) any person or entity which would be considered an "Affiliate" of NSE. For the purpose of the foregoing sentence, "Affiliate" shall mean, with respect to such person or entity, a person or entity that, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such person or entity.

      3.18 NO CONFLICT. Subject to obtaining the consents and approvals and making the filings described in Section 3.19 or as otherwise expressly set forth in this Agreement, the execution and delivery of this Agreement by NSE, the consummation of the transactions contemplated herein by NSE, and the performance of the covenants and agreements of NSE will not (i) violate or conflict with any of the provisions of the Articles of Incorporation or Bylaws of NSE; (ii) except as set forth on SCHEDULE 3.18 violate, conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, will, or other agreement, document or instrument to which NSE is a party or by which NSE or any of its properties may be bound; (iii) violate any provision of material law, statute, rule, regulation, court order, judgment or decree, or ruling of any governmental authority, to which NSE is a party or by which it or any of its properties may be bound; or (iv) result in the creation or imposition of any lien or encumbrance of any kind whatsoever upon any asset of NSE.

      3.19 REQUIRED FILINGS, CONSENTS AND APPROVALS. Except as set forth on
SCHEDULE 3.19, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is required or necessary by virtue of the execution hereof by NSE or the consummation of any of the transactions contemplated herein by NSE to avoid the violation or breach of, or the default under, or the creation of a lien on assets of NSE or a NSE Subsidiary pursuant to the terms of, any law, regulation, order, decree or award of any court or governmental agency or any lease, agreement, contract, mortgage, note, license, or any other instrument to which NSE or a NSE Subsidiary is a party or to which it or any of its property is subject.

      3.20 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth on
SCHEDULE 3.20, since the date of the Balance Sheets, NSE has conducted its businesses only in the ordinary course in all material respects, and specifically has not:

            (a)suffered any damage or destruction;

            (b)made any declaration, setting aside or payment of any dividend or other distribution of assets (whether in cash, stock or property) with respect to the capital stock of NSE, or any direct or indirect redemption, purchase or other acquisition of such stock;

            (c)incurred, assumed or guaranteed any liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice;

            (d)permitted any of its assets to be subjected to any mortgage, lien, security interest, restriction, charge or other encumbrance of any kind except for NSE Permitted Liens;

            (e)waived any claims or rights;

            (f)sold, transferred or otherwise disposed of any of its material assets, except in the ordinary course of business consistent with past practice;

            (g)made any material change in any method, practice or principle of financial or tax accounting, except such changes required by changes in GAAP; or

            (h)agreed in writing, or otherwise, to take any action described in this Section.

      3.21  TAX MATTERS.

            (a)DEFINITIONS. For purposes of this Agreement, the following definitions shall apply:

               (i) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected by the relevant party.

               (ii)The term "Returns" shall mean all reports, estimates,
            declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

            (b)RETURNS FILED AND TAXES PAID. Except as otherwise disclosed in
      SCHEDULE 3.21(B): (i) all Returns required to be filed by or on behalf of NSE have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects; (ii) all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by NSE with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement; (iii) NSE has withheld and paid over all Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party; and (iv) there are no liens on any of the assets of NSE with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that NSE is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established, which contested Taxes are disclosed on SCHEDULE 3.21(B).

            (c)TAX DEFICIENCIES; AUDITS; STATUTES OF LIMITATIONS. Except as otherwise disclosed on SCHEDULE 3.21(C): (i) the Returns of NSE have never been audited by a government or taxing authority, nor is any such audit in process, pending or, to the Shareholders' knowledge, threatened (either in writing or verbally, formally or informally); (ii) no deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of NSE, and NSE has not received notice (either in writing or verbally, formally or informally) or expects to receive notice that it has not filed a Return or paid Taxes required to be filed or paid by it; (iii) NSE is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or to NSE's knowledge, threatened (either in writing or verbally, formally or informally) against NSE or any of its respective assets; (iv) no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of NSE; and (v) NSE has disclosed on its federal income tax returns all positions taken therein, in NSE's reasonable judgement, that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

            (d)TAX SHARING AGREEMENTS.  Except as otherwise disclosed on
      SCHEDULE 3.21(D), NSE is not (nor has it ever been) a party to any tax sharing agreement.

      3.22 BROKERAGE. Neither NSE nor any of its officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated under this Agreement.

      3.23 ACCOUNTS RECEIVABLE. All notes and accounts receivable arising out of or relating to the business of NSE have been included in the Balance Sheets. All notes and accounts receivable payable to or for the benefit of NSE reflected on the Balance Sheets are collectible in accounts not less than the aggregate amount thereof (net of reserves established in accordance with generally accepted accounting principles applied consistently with prior practice) carried on the books of NSE and are not subject to any counterclaims or set-offs. Except as set forth in SCHEDULE 3.23, none of such notes or accounts receivable is past due more than 90 days as of the date of this Agreement.

      3.24 INVENTORIES. The inventories of NSE reflected on the Balance Sheets, or acquired by NSE after the date thereof and before the Closing Date, are or will be carried at not in excess of the lower of cost or market value determined in accordance with generally accepted accounting principles, and do or will not include any inventory which is Obsolete Inventory, Surplus Inventory or inventory not usable or saleable in the lawful and ordinary course of business of NSE as theretofore conducted, in each case net of reserves provided therefor on the Balance Sheets. As used herein, "OBSOLETE INVENTORY" is inventory which is not usable or saleable because of legal restrictions, failure to meet specifications imposed by any commitment, loss of market, damage, physical deterioration or for any other cause, excluding damage or physical deterioration which occurs or has occurred in the ordinary course of business; and "SURPLUS INVENTORY" is inventory that exceeds known or anticipated requirements. Except as disclosed in SCHEDULE 3.24 all inventory reflected on the books and records of NSE is owned by it free and clear of all liens and encumbrances.

      3.25 CUSTOMERS, SUPPLIERS AND COMPETITORS. SCHEDULE 3.25 sets forth a complete and correct list of (a) all customers of each of NSE with whom NSE has or had a commitment during the fiscal year ended December 31, 1997 and from such date to the date hereof, (b) the ten largest suppliers by dollar volume of NSE and the aggregate dollar volume of purchases by NSE from such suppliers for such fiscal year, (c) all customers or suppliers who within the last 12 months have terminated any material agreement, contract or other arrangement with NSE or with whom NSE has terminated any material agreement, contract or other arrangement, in each case with or without cause, prior to the stated expiration thereof. Except as disclosed on Schedule 3.25 since January 1, 1997, NSE has not at any time delivered to, or received from, any customer or supplier any notice or allegation of a default or breach with respect to any material agreement, contract or other arrangement and the Shareholders have no actual knowledge that any of such listed customers or suppliers has, or intends to terminate or not exercise any option to renew or otherwise change significantly its relationship with NSE. Except as disclosed in SCHEDULE 3.25 NSE has not since March 27, 1998, granted any credit, rebate, trade-in, free return or other sales terms to customers or others which substantially differ from terms granted in the ordinary course of business consistent with past practice.

      3.26 DISCLOSURE. No representations, warranties, assurances or statements by NSE in this Agreement and the Schedules attached hereto and no statement contained in any certificates to be delivered by NSE (or caused to be delivered by NSE) to NSAC pursuant to the provisions hereof contains or will contain any untrue statement of material fact.

                                  ARTICLE IV.

                 REPRESENTATIONS AND WARRANTIES OF USL & NSAC

      USL and NSAC hereby jointly and severally represent and warrant as of the date hereof to NSE as follows:

      4.01  ORGANIZATION AND AUTHORIZATION.

            (a)Each of USL and NSAC is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization, and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets.

            (b)USL and NSAC, respectively, have the corporate right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by USL's and NSAC's respective Boards of Directors. This Agreement has been duly and validly executed and delivered by USL and NSAC, and constitutes USL's and NSAC's legal, valid and binding obligation, enforceable in accordance with its term. NSE has the corporate right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, subject to the approval and adoption of this Agreement by the shareholders of NSE in accordance with the GBCC and the Articles of Incorporation and Bylaws of NSE. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by NSE's Board of Directors. This Agreement has been duly and validly executed and delivered by NSE and, subject to the approval and adoption of this Agreement by the shareholders of NSE in accordance with the GBCC and the Articles of Incorporation and Bylaws of NSE, constitutes NSE's legal, valid and binding obligation, enforceable in accordance with its terms, subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or similar laws affecting the rights of creditors and (ii) general principles of equity.

      4.02 NO CONFLICT. Subject to obtaining the consents and approvals and making the filings described in Section 4.03 or as otherwise expressly set forth in this Agreement, the execution and delivery of this Agreement by USL and NSAC, the consummation of the transactions contemplated herein by USL and NSAC, and the performance of the covenants and agreements of USL and NSAC will not (i) violate or conflict with any of the provisions of the Certificate of Incorporation or Bylaws of each of USL and NSAC; (ii) except as set forth on
SCHEDULE 4.02 violate, conflict respectively, with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, will, or other agreement, document or instrument to which USL or NSAC is a party or by which USL or NSAC or any of its properties may be bound; (iii) violate any provision of any material law, statute, rule, regulation, court order, judgment or decree, or ruling of any governmental authority, to which USL or NSAC is a party or by which it or any of its properties may be bound; or (iv) result in the creation or imposition of any lien, claim, charge, restriction, security interest or encumbrance of any kind whatsoever upon any asset of USL or NSAC.

      4.03 REQUIRED FILINGS, CONSENTS AND APPROVALS. Except as set forth on
SCHEDULE 4.03, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is required or necessary by virtue of the execution hereof by USL and NSAC or the consummation of any of the transactions contemplated herein by USL or NSAC to avoid the violation or breach of, or the default under, or the creation of a lien on assets of USL or a USL Subsidiary pursuant to the terms of, any law, regulation, order, decree or award of any court or governmental agency or any lease, agreement, contract, mortgage, note, license, or any other instrument to which USL or a USL Subsidiary is a party or to which it or any of its property is subject.

      4.04 BROKERAGE. Neither USL, NSAC, nor any of their officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated under this Agreement.

      4.05 DISCLOSURE. No representations, warranties, assurances or statements by USL or NSAC in this Agreement and the Schedules attached hereto and no statement contained in any certificates to be delivered by USL or NSAC (or caused to be delivered by USL or NSAC) to NSE pursuant to the provisions hereof contains or will contain any untrue statement of material fact.

      4.06 SECURITIES DOCUMENTS. USL has timely filed all documents required by applicable securities laws to be filed ("SECURITIES FILINGS") since December 31, 1996, and the Securities Filings have complied in all material respects with the legal requirements therefor at the times of such filings. Since the date of the last Security Filing, USL and NSAC know of no fact, event or occurrence or lack thereof which would have or cause a material adverse effect on USL or NSAC or the price of USL Common Stock.

      4.07 FINANCIAL STATEMENTS. The consolidated financial statements of USL set forth in the Securities Filings have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly present the financial position in all material respects of USL and its consolidated subsidiaries as of the dates thereof and the results of their operations for the periods then ended.

      4.08 CAPITALIZATION. The authorized capital stock of USL consists of 30,000,000 shares of USL Common Stock. As of December 31, 1997, 7,303,164 shares of USL Common Stock were issued and outstanding. No other capital stock of USL is authorized or issued. All of such issued and outstanding shares of USL Common Stock are validly issued, fully paid and non-assessable. There are no shares of capital stock held in the treasury of USL.

                                  ARTICLE V.

                               INDEMNIFICATION

      5.01  COVERAGE.

            (a)Notwithstanding the Closing or the Merger and regardless of any investigation at any time made by or on behalf of USL or NSAC, each of the Shareholders, jointly and severally, shall, subject to the limitations set forth in Sections 5.03 and 5.04 hereof, indemnify and agree to fully defend, save and hold USL and NSAC harmless if either such party shall at any time or from time to time suffer any damage, liability, loss, cost, expense (including all reasonable attorneys', consultants' and experts' fees), claim or cause of action (each, a "LOSS") arising out of, relating to or resulting from, or shall pay or become obligated to pay any sum on account of any and all Events of Breach (as hereinafter defined) of either Shareholder.

            (b)Notwithstanding the Closing or Merger and regardless of any investigation at any time made by or on behalf of the Shareholders, each of USL and NSAC, jointly and severally, shall, subject to the limitations set forth in Sections 5.03 and 5.04 hereof, indemnify and agree to fully defend, save and hold the Shareholders harmless if the Shareholders shall at any time or from time to time suffer any Loss arising out of or resulting from, or shall pay or become obligated to pay any sum on account of any and all Events of Breach of USL or NSAC.

            (c)As used herein, "EVENT OF BREACH" shall be and mean any one or more of the following:

               (i) any untruth or inaccuracy in any representation by the indemnitor relied upon by the indemnitee or the breach of any warranty by the indemnitor relied upon by the indemnitee, which representation or warranty is contained in this Agreement or any certificate or schedule specifically furnished by the other party pursuant to this Agreement or in connection with the Closing; and

               (ii)any failure by the indemnitor duly to perform and observe any material term, provision, covenant, agreement or condition on the part of such indemnitor to be performed or observed under this Agreement.

      5.02 PROCEDURES. If an Event of Breach occurs or is alleged and the party or parties entitled to receive the benefits of the indemnification provisions hereunder (the "INDEMNIFIED PARTY"), or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnifying Party may become obligated to the Indemnified Party hereunder, the Indemnified Party shall give written notice to the Indemnifying Party. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and defend, contest or otherwise protect the Indemnified Party against any such suit, action, investigation, claim or proceeding by counsel of the Indemnifying Party's choice at its sole cost and expense; provided, however, that the Indemnifying Party shall not make any settlement or compromise without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnified Party's choice and shall in any event cooperate with and assist the Indemnifying Party to the extent reasonably possible. If the Indemnifying Party fails timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Indemnified Party shall be entitled to recover the entire cost thereof from the Indemnifying Party, including, without limitation, reasonable attorneys' fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding. The indemnification provisions set forth in this Article V are the exclusive remedy the parties hereto shall have if an Event of Breach shall occur and a party shall incur a Loss.

      5.03 MINIMUM AND MAXIMUM INDEMNITY AMOUNTS. Notwithstanding any other provision hereof, the Indemnifying Party shall have no liability (for indemnification or otherwise) with respect to the matters described in this
Article V until the total of all Losses with respect to such matters exceeds $75,000, and the amount for which the Indemnifying Party shall be liable shall be that amount which exceeds $1.00 up to a maximum aggregate of $4,000,000, and in no event shall the aggregate liability of the Shareholders or the aggregate liability of USL and NSAC exceed such maximum of $4,000,000. The indemnification obligation of Shareholders under this Article V shall be the several, not the joint, obligation of each Shareholder proportionate and limited to each Shareholder's percentage of Outstanding NSE Shares held by each Shareholder and converted in accordance with the terms of Article II.

      5.04 SURVIVAL. Each of the representations and warranties set forth in
Article III and Article IV shall survive the Closing for a period of two years after the Closing Date PROVIDED, however, that claims arising out of or related in any way to any breach of or inaccuracy in the representations and warranties contained in Section 3.21 hereof may be made until, and can be made no later than, thirty (30) days after the expiration of the applicable statute of limitations relative to the liability relating to tax authorities to such representation or warranty.

                                  ARTICLE VI.

                           COVENANTS OF THE PARTIES

      The parties covenant as follows (with the term "USL" being deemed to include "NSAC" for the purposes of this Article VI):

      6.01 PRE-CLOSING OPERATIONS. Except for the actions set forth on SCHEDULE 6.01, which are expressly excepted from this Section 6.01, NSE hereby covenants and agrees that, except as consented to in writing by USL, pending the Closing, NSE will operate and conduct its business, and that of the NSE Subsidiaries, only in the ordinary course in accordance with prior practices. Pursuant thereto and not in limitation of the foregoing (for purposes of the following, "NSE" shall be deemed to include the NSE Subsidiaries):

            (a)NSE shall maintain its assets in their present state of repair (ordinary wear and tear excepted), shall use its reasonable best efforts to keep available the services of its employees, and preserve the good will of its business and relationships with the customers, licensors, suppliers, distributors and brokers with whom it has business relations.

            (b)NSE shall not take any of the following actions after the date of this Agreement without the prior written consent of USL:

               (i) Sell, transfer or otherwise dispose of any assets other than in the ordinary course of business consistent with past practice;

               (ii)Enter into any new material contract or commitment relating to its business;

               (iii)Mortgage, pledge or subject to liens or other encumbrances or charges any assets, except by incurring Permitted Liens;

               (iv)Purchase or commit to purchase any capital asset for a price exceeding $25,000; or

               (v) Amend or terminate in any material respect any material agreement, including any employee benefit plan (except as otherwise contemplated by this Agreement) or any insurance policy, in force on the date hereof.

      6.02 ACCESS. From the date of this Agreement through the Closing Date (i) NSE shall provide USL and its designees (including officers, counsel, accountants, actuaries, and other authorized representatives) with such information as USL may from time to time reasonably request with respect to NSE and the transactions contemplated by this Agreement, and USL shall provide NSE and its designees (including officers, counsel, accountants, actuaries, and other authorized representatives) with such information as NSE may from time to time reasonably request with respect to USL, NSAC and the transactions contemplated by this Agreement; and (ii) NSE and USL shall provide each other and their respective designees, reasonable access during regular business hours to the books, records, offices, personnel, counsel, accountants and actuaries of each other, as they or their designees may from time to time reasonably request. Any investigation shall be conducted in such a manner so as not to interfere unreasonably with the operation of the respective businesses of the parties. No such investigation shall limit or modify in any way the parties obligations with respect to any breach of their representations, warranties, covenants or agreements contained herein.

      6.03 INTERIM FINANCIALS. As promptly as practicable after each regular accounting period subsequent to the date of this Agreement and prior to the Effective Date, NSE will deliver to USL periodic financial reports in the form which it customarily prepares for its internal purposes concerning NSE, and unaudited statements of the financial position of NSE as of the last day of each accounting period and statements of income and changes in financial position of NSE for the period then ended.

      6.04 TRANSFER TAXES. All sales or transfer taxes, including stock transfer taxes, document recording fees, real property transfer taxes, and excise taxes, arising out of or in connection with the consummation of the transactions contemplated hereby shall be paid by NSE.

      6.05 PREPARATION OF SUPPORTING DOCUMENTS. In addition to such actions as the parties may otherwise be required to take under this Agreement or applicable law in order to consummate this Agreement and the transactions contemplated hereby, the parties shall take such action, shall furnish such information, and shall prepare, or cooperate in preparing, and execute and deliver such certificates, agreements and other instruments as the other party may reasonably request from time to time, before, at or after the Closing, with respect to compliance with the obligations of NSE, NSAC, or USL in connection with the Merger. Any information so furnished by the parties shall be true, correct and complete in all material respects and shall not contain any untrue statement of a material fact.

      6.06 SHAREHOLDERS MEETING. As soon as practicable, NSE will take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of adopting and approving this Agreement and the Merger and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby and thereby. The Shareholders agree to consent to or vote in favor of the Merger.

      6.07  LABOR MATTERS.

            (a)Each of USL and NSAC agree that each individual employed by NSE and/or the NSE Subsidiaries on the date immediately preceding the Closing Date (collectively, the "NSE Employees") shall continue in employment by NSAC (or its subsidiaries) after the Closing Date, and USL and NSAC agree that for a period of 12 months following the Closing Date, neither USL nor NSAC (nor any successor thereof) shall terminate the employment of any of the NSE Employees, except that any NSE Employee who is a party to a contract described in Schedule 3.17(b) may be terminated pursuant to the terms of such contract and any other NSE Employee may be terminated for "Cause." For this purpose, the term "Cause" shall mean (1) continued failure to perform the duties of assigned job description within thirty
      (30) days following written notice from and meeting with direct supervisor; (2) indictment or conviction of a felony; (3) embezzlement, fraud or theft from the employer; or (4) violation of employer's written policies and procedures as communicated to employees.

            (b)While the parties anticipate that provisions of the Workers Adjustment and Retraining Notification Act of 1988, as amended ("WARN Act"), will not apply to the transaction contemplated by this Agreement due the provisions of subsection (a) hereof, NSE shall provide any notice to affected employees before the Effective Time as may be required by the WARN Act.

      6.08 CONSENTS, WAIVERS, AUTHORIZATIONS, ETC. Each of NSE and USL will use its best efforts to obtain all consents, waivers, authorizations, orders and approvals of and make all filings and registrations with, any governmental commission, board or other regulatory body or any nongovernmental third party, required for, or in connection with, the performance by them of this

Agreement and the consummation by them of the transactions contemplated hereby, or as may be required in order not to accelerate, violate, breach or terminate any agreement to which either party or any of their respective Subsidiaries may be subject. Each party will cooperate fully with each other party in assisting it to obtain such consents, authorizations, orders and approvals. The parties will not take any action which could reasonably be anticipated to have the effect of delaying, impairing or impeding the receipt of any required approvals, regulatory or otherwise.

      6.09 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of NSE and USL agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including (i) the defending of any lawsuits of other legal proceedings, whether judicial or administrative, challenging the Agreement or the consummation of the transactions contemplated hereby, and (ii) obtaining all governmental consents required for the consummation of the Merger and the transactions contemplated thereby. Upon the terms and subject to the conditions hereof, each of the parties agree to use any and all best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to satisfy the other conditions of the Closing set forth herein. Each party will consult with counsel for the other party as to, and will permit such counsel to participate in, at such other party's expense, any lawsuits or proceedings referred to in clause (i) above brought against any party. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, the officers and directors of NSAC shall take all such reasonable, necessary action.

      6.10 PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, each of NSE and USL shall not and shall cause their affiliates not to issue or cause the publication of any press release or any other announcement with respect to the Merger or the transactions contemplated by this Agreement without the prior written consent of the other party, except where such release or announcement is required by applicable law or pursuant to any listing agreement with, or the rules or regulations of the SEC or the American Stock Exchange in which case a copy of such release or announcement shall be furnished to the other party five days in advance of its release.

      6.11 FEES AND EXPENSES. Except as otherwise expressly provided in this Agreement, all legal, accounting and other fees, costs and expenses of each party hereto incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses except that the fees, costs and expenses of NSE relating to the transactions contemplated herein shall be borne by the Shareholders individually.

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
      6.12 NON-COMPETITION. The Shareholders acknowledge that the agreements and covenants contained in this Section are essential to protect the value of each of NSE's ' business and assets by virtue of their current relationship with NSE , and that the Shareholders have obtained such knowledge, contacts, know-how, training and experience that there is substantial probability that such knowledge, know-how, contracts, training and experience could be used to the substantial advantage of a competitor of NSE and to their substantial detriment. The Shareholders also acknowledge that USL and NSAC have agreed to the Merger in reliance on the covenants made by the Shareholders in this Section, and that USL and NSAC would not have agreed to the Merger in the absence of covenants made by the Shareholders in this Section. Therefore, the Shareholders agree that for a period commencing on the date of this Agreement and ending the tenth anniversary of the Closing Date hereunder (such period is hereinafter referred to as the "RESTRICTED PERIOD") with respect to any location at which any of NSE or any of their subsidiaries or affiliates (including any partnerships or joint venture in which any of them as an interest), is on the date of this Agreement, actively providing services or otherwise doing business, the Shareholders shall not participate or engage, directly or indirectly, for themselves or any of them or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director, shareholder (excluding beneficial ownership of less than 5% of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange or quoted on NASDAQ), partner, joint venturer, investor or otherwise, in any business if such activity consists of any activity undertaken or expressly contemplated to be undertaken by any of NSE on the date hereof.

      6.13 REGISTRATION OF USL COMMON STOCK. USL covenants and agrees that all of the shares of USL Common Stock to be delivered to the Shareholders pursuant to the terms hereof will be duly authorized, fully paid and non-assessable, and will be registered with the Securities and Exchange Commission under the Securities Act of 1933 at the time of issuance and delivery of such shares to the Shareholders, that such shares will be eligible for immediate resale (but for the restriction set forth in the last sentence of Section 2.01(a) hereinabove) and such shares will be listed for trading on the American Stock Exchange at that time.

                                 ARTICLE VII.

                                  CONDITIONS

      7.01 CONDITIONS TO EACH MERGING PARTY'S OBLIGATIONS. The respective obligation of each party to effect the Merger and the other transactions to be effected contemporaneous with or as a result of the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

            (a)SHAREHOLDER APPROVAL; CONSUMMATION OF MERGER. This Agreement and the Merger shall have been adopted at or prior to the Effective Time by the requisite vote of the shareholders of NSE in accordance with applicable law and the Articles of Incorporation and Bylaws of NSE, and the Merger shall have been consummated concurrently with the Closing.

            (b)NO INJUNCTION. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits or prevents the consummation of the transactions contemplated hereby and which has not been stayed or vacated by the Effective Time. Each of NSE, NSAC, and USL shall use its best efforts and shall cooperate with each other to have any such order, statute, rule, regulation, executive order, stay, decree, judgment or injunction vacated, lifted or stayed.

            (c)REQUIRED CONSENTS. Any required consents or approvals of any person to the Merger or the transactions contemplated hereby shall have been obtained and be in full force and effect.

      7.02 CONDITIONS TO OBLIGATIONS OF NSE. The obligation of NSE to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived in writing by NSE:

            (a)OBLIGATIONS PERFORMED. Each of USL and NSAC shall have performed and complied with in all material respects its obligations, agreements and covenants under this Agreement which are required to be performed or complied with by it at or prior to the Effective Time.

            (b)REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING DATE. As of the Effective Time, the representations and warranties contained in Article IV shall be true and correct in all material respects (except in each case for such changes that are caused by USL's or NSAC's compliance with the terms of this Agreement).

            (c)CERTIFICATE DELIVERED. USL and NSAC shall have delivered to NSE a certificate executed on their behalf by their respective Presidents or another authorized executive officer in its corporate capacity to the effect that the conditions set forth in subsections 7.02(a) and 7.02(b) have been satisfied.

            (d)CERTIFICATE OF MERGER. NSAC shall have executed and delivered the Certificate of Merger in accordance with Section 1.02 hereof.

            (e)CORPORATE RESOLUTIONS. USL and NSAC shall have delivered corporate resolutions duly adopted by the Boards of Directors of USL and NSAC, and by USL as sole shareholder of NSAC, authorizing the execution, delivery and performance of this Agreement, duly certified by the Secretary of each, and an incumbency certificate certifying the names and true signatures of the officers of each such corporation executing and delivering this Agreement.

            (f)EMPLOYMENT AGREEMENT AND CONSULTING AGREEMENT. USL and NSAC shall have executed and delivered to (i) Maxwell Calloway the Employment Agreement in the form of Exhibit 7.02(g)(1) and (ii) Ronald Calloway the Consulting Agreement in the form of Exhibit 7.02(g)(2).

            (g)CASH. USL and NSAC shall have delivered to the Shareholders the cash portion of the merger consideration described in Section 2.01(a).

      7.03 CONDITIONS TO OBLIGATIONS OF USL. The obligation of USL and NSAC to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived in writing by USL:

            (a)OBLIGATIONS PERFORMED. NSE shall have performed and complied with in all material respects its obligations, agreements and covenants under this Agreement which are required to be performed or complied with by it at or prior to the Effective Time.

            (b)REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING DATE. As of the Effective Time, each of the representations and warranties contained in
      Article III shall be true and correct in all material respects (except in each case for such changes that are caused by NSE's compliance with the terms of this Agreement).

            (c)CERTIFICATE DELIVERED. NSE shall have delivered to USL a certificate executed on its behalf by its President or another authorized executive officer in its corporate capacity to the effect that the conditions set forth in subsections 7.03(a) and 7.03(b) have been satisfied.

            (d)CERTIFICATE OF MERGER. NSE shall have executed and delivered the Certificate of Merger in accordance with Section 1.02 hereof.

            (e)CORPORATE RESOLUTIONS. NSE shall have delivered corporate resolutions duly adopted by the Board of Directors of NSE, and by the Shareholders, authorizing the execution, delivery and performance of this Agreement, duly certified by the Secretary, and an incumbency certificate certifying the names and true signatures of the officers of NSE.

                                 ARTICLE VIII.

                         TERMINATION PRIOR TO CLOSING

      8.01 TERMINATION OF AGREEMENT. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of NSE:

            (a)By the written agreement of NSE and USL;

            (b)By either of NSE or USL if the Merger shall not have been consummated on or before April 30 (or such later date as may be agreed to by NSE and USL); PROVIDED THAT, neither NSE nor USL may terminate this Agreement under this Section if the failure has been caused by such party's breach or default of its obligations under this Agreement;

            (c)By NSE in writing, without liability, if USL or NSAC shall breach any of their respective representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after NSE has notified USL of its intent to terminate this Agreement pursuant to this subparagraph (c);

            (d)By USL and NSAC in writing, without liability, if NSE shall breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after USL has notified NSE of its intent to terminate this Agreement pursuant to this subparagraph (d); or

            (e)By either NSE or USL in writing, without liability, if there shall be any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits or prevents the consummation of the transactions contemplated hereby, provided that USL, NSAC and NSE shall have used their respective best efforts to have any such order, statute, rule, regulation, executive order, stay, decree, judgment or injunction vacated, lifted or stayed and the same shall not have been vacated, lifted or stayed within 30 days after entry, by any such court or governmental or regulatory agency.

      8.02 TERMINATION OF OBLIGATIONS. Termination of this Agreement pursuant to this Article VIII shall terminate all obligations of the parties hereunder, except for the obligation under Section 9.07 hereof; provided, however, that termination pursuant to subparagraphs (b), (c) or (d) of Section 8.01 hereof shall not relieve a defaulting or breaching party from any liability to the other party hereto.

                                  ARTICLE IX.

                                 MISCELLANEOUS

      9.01 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits) constitutes the sole understanding of the parties with respect to the subject matter hereof.

      9.02 AMENDMENT. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

      9.03 PARTIES BOUND BY AGREEMENT; SUCCESSORS AND ASSIGNS. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the other parties hereto. Except for the parties hereto and any person or entity covered by an indemnification provision hereunder, this Agreement is not intended to confer upon any other person any rights or remedies hereunder.

      9.04 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

      9.05 HEADINGS. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

      9.06 MODIFICATION AND WAIVER. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provision hereof (whether or not similar).

      9.07 EXPENSES. If the Merger is not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, subject to the rights of such party with respect to a breach, violation or default by the other party hereto.

      9.08 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or sent by registered or certified mail (including by overnight courier or express mail service), postage or fees prepaid, or sent by facsimile with original sent by overnight courier, if to NSE to:

               The National Solvent Exchange Corp.
               1184 Logan Circle, NW
               Atlanta, Georgia  30318

            with a copy to:

               Stanley H. Smith, Jr., Esq.
               Womble, Carlyle, Sandridge & Rice, PLLC
               1275 Peachtree Street, NE
               Suite 700
               Atlanta, Georgia  30309-3574
if to USL or NSAC to:

               W. Gregory Orr, President
               US Liquids Inc.
               411 N. San Houston Pkwy. E., Suite 400
               Houston, Texas 77060

            with a copy to:

               Charles T. Zink, Esq.
               Long Aldridge & Norman LLP
               One Peachtree Center
               303 Peachtree St., N.E., Suite 5300
               Atlanta, Georgia 30308

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or the office of such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail or, if earlier, the time of actual receipt.

      9.09 GOVERNING LAW. This Agreement is executed by the parties hereto in and shall be construed in accordance with and governed by the laws of Georgia without giving effect to the principles of conflicts of law thereof.

      9.10 NSE'S KNOWLEDGE. As used herein, the terms "NSE's knowledge" and "to the knowledge of NSE" with respect to NSE shall mean the actual knowledge of the Shareholders.

      9.11 USL'S KNOWLEDGE. As used herein, the terms "USL's knowledge" and "to the knowledge of USL" with respect to USL shall mean the actual knowledge of any officer of USL listed on SCHEDULE 8.11.

      9.12 "INCLUDING." Words of inclusion shall not be construed as terms of limitation herein, so that references to "included" matters shall be regarded as non-exclusive, non-characterizing illustrations.

      9.13 "GENDER AND NUMBER." Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender, singular words are to be deemed to include the plural, and vice versa.

      9.14 REFERENCES. Whenever reference is made in this Agreement to any Article, Section, Schedule or Exhibit, such reference shall be deemed to apply to the specified Article or Section of this Agreement or the specified Schedule or Exhibit to this Agreement.

      9.15 SEVERABILITY. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date indicated on the first page hereof.

                              THE NATIONAL SOLVENT EXCHANGE CORP.

                              By: /s/ MAXWELL R. CALLOWAY
                                 Name:
                                 Title: President

                              US LIQUIDS INC.

                              By: /s/ DAVID J. TURKAL
                                 Name:
                                 Title: Authorized Representative

                              NS ACQUISITION CORP.

                              By: /s/ DAVID J. TURKAL
                                 Name:
                                 Title: Authorized Representative